EXHIBIT 10.14

[CABG Medical, Inc. Letterhead]

June 3, 2004

Mr. Michael Dale
Chairman, President & CEO
ATS Medical, Inc.
3905 Annapolis Lane N., Suite 105
Minneapolis, Minnesota 55447

Re:	Amendment to Technology Transfer Agreement between ATS
Medical, Inc. and Manuel A. Villafaña

Dear Mr. Dale:

This letter concerns the Technology Transfer Agreement Dated June 5, 1996 between ATS Medical, Inc. (“ATS”) and Manuel A. Villafaña (the “Agreement”). The purpose of this amendment is to (i) transfer the rights and obligations of Manuel A. Villafaña to CABG Medical, Inc. (“CABG”), (ii) amend the royalty payment provision set forth in Section 2 of the Agreement, and (iii) amend the termination provision set forth in Section 6 of the Agreement.

Accordingly, this letter confirms the assignment of the rights and obligations of Manuel A. Villafaña to CABG and acknowledges the consent thereto by ATS.

Additionally, this letter amends and supercedes Sections 2 and 6 of the Agreement. Specifically, Section 2 of the Agreement is hereby amended and restated to read in its entirety as follows:

     “2 Royalty Obligations.

(a) Definitions. The following words and phrases, as used in this Agreement, shall have the meaning ascribed below:

“Net Sales” means the gross amount received on the sale of Royalty Products by CABG (excluding sales for use in clinical trials or other scientific testing for which CABG receives no revenue), less:

(i) discounts, credits, and rebates, except any discounts, credits and rebates granted in consideration of such third party’s agreement to purchase any product other than Royalty Products (other than where such discounts, credits or rebates are “across-the-board” discounts, credits or rebates applied to the Royalty Products and other products as part of an overall program of discounts, credits or rebates established by CABG covering a broad range of products);

(ii) allowances, adjustments, chargebacks, rejections, recalls and returns;

(iii) management fees to group purchasing organizations, such fees to be calculated as that percentage of the total management fees associated with a purchase of products which include the Royalty Products, equivalent to the proportionate economic value of the Royalty Products relative to the total economic value contributed by all the other items purchased;

(iv) sales, excise, similar taxes; turnover, inventory, value-added and similar taxes; and

(v) transportation, insurance and other handling expenses directly chargeable to such sales;

provided, however, that if a Royalty Product is sold together with another item (whether as part of the sale of combination product, package, system, kit or tray or otherwise) at a unit price, whether packaged together or separately, “Net Sales” means the “Net Sales” of such combination, multiplied by (x) a fraction A/(A+B) where A is the average selling price (“ASP”) of the Royalty Product when sold separately and B is the ASP of the other item when sold separately, or (y) if the ASP of the Royalty Product or the other item is not available, a fraction determined by the mutual agreement of the parties, which represents the proportionate economic value of the Royalty Product relative to the economic value contributed by the other item. In either case (x) or (y), the ASP of the Royalty Product shall be no less than the CABG cost of goods sold for the Royalty Product. In no case shall the amount of Net Sales include amounts paid for any item or service other than a Royalty Product or exceed the ASP with respect to a Royalty Product.

In the event CABG receives any fixed payment, fee or in-kind consideration from the third party in consideration of any discount, credit, rebate or similar allowance granted to such third party in connection with the sale of any Royalty Product, the dollar amount equal to such consideration shall be added to the gross amount invoiced for such sale for purposes of calculating “Net Sales.”

“Patent Right” or “Patent Rights” means: (x) U.S. Patent No. 6,241,761 (Stented Grafts for Coupling Vascular Members) issued on June 5, 2001, and U.S. Patent No. 6,241,764 (Stented Grafts Coupling Vascular Members) issued on June 5, 2001 (including any divisions, continuations, reexaminations, reissue substitution applications thereof and foreign applications based thereon) and (y) any and all patents issuing therefrom and extensions thereof.

“Royalty Product” means a product developed and sold by CABG that is covered by a Valid Claim of an Unexpired patent that is included within the Patent Rights.

“Unexpired” shall mean a patent that has not reached its expiration date, been abandoned, cancelled, disclaimed, awarded to another party in an interference proceeding, or been declared invalid or unenforceable by a court or other authority of competent jurisdiction (including final rejection in a re-examination or re-issue proceedings).

“Valid Claim” means a claim of an issued, Unexpired patent included in the Patent Rights, which has not been:

(i) held invalid, unpatentable or unenforceable by a final decision, which was not appealed or is unappealable, of a court of competent jurisdiction, or an administrative agency having authority over patents, or

(ii) admitted to be invalid, unpatentable or unenforceable by the holder by reissue, disclaimer or otherwise.

(b) Earned Royalty. Following marketing approval by the United States Food and Drug Administration (“FDA”) of any Royalty Product, CABG shall pay ATS an earned royalty of *** percent (*%) on Net Sales of such Royalty Product sold anywhere in the world. Prior to FDA approval of any Royalty Product, CABG shall pay ATS an earned royalty as described in parts (i), (ii), and (iii) below.

(i) Net Sales of Royalty Products in the United States.

Prior to CABG obtaining marketing approval of any Royalty Product by the FDA, CABG shall pay ATS an earned royalty of *** percent (*%) on Net Sales of such Royalty Product sold in the United States.

(ii) Net Sales of Royalty Products outside the United States between the June 5, 1996 and March 31, 2008

Prior to CABG obtaining marketing approval of any Royalty Product by the FDA, from the June 5, 1996 to March 31, 2008, CABG shall pay ATS an earned royalty of *** percent (*%) on Net Sales of such Royalty Product sold outside the United States.

(iii) Net Sales of Royalty Products outside the United States after March 31, 2008

After March 31, 2008, CABG shall pay ATS an earned royalty of *** percent (*%) on Net Sales of any Royalty Product sold outside the United States if such sale is made prior to CABG receiving marketing approval for such

Royalty Product by a regulatory body of competent jurisdiction outside the United States; however, after March 31, 2008 and upon CABG receiving marketing approval of such Royalty Product by a regulatory body of competent jurisdiction outside the United States, CABG shall thereafter pay ATS an earned royalty of *** percent (*%) on Net Sales of such Royalty Product sold in that jurisdiction.”

Section 6 of the Agreement is hereby amended and restated to read in its entirety as follows:

     “6. Termination. This Agreement shall terminate when there are no Unexpired patents included in the Patent Rights. Upon termination, CABG will continue to possess all rights in the Project in perpetuity, and no further payments to ATS will be required.”

Except as specified in this letter agreement, all terms of the Agreement remain unchanged. Capitalized terms used in this letter agreement and not otherwise defined have the meanings given to them in the Agreement. As amended hereby, the Agreement shall be read and construed as one and the same instrument.

Sincerely,

/s/ John L. Babitt, CFO

John L. Babitt
President & CFO

Agreed and accepted by:

ATS Medical, Inc.

/s/ Michael Dale

Michael Dale
Chairman, President & CEO

/s/ Manuel A. Villafaña

Manuel A. Villafaña, individually

NOTE: IN THE EVENT OF A CHANGE IN CONTROL, VIA THE SALE OR OTHERWISE MEANS, OF CABG MEDICAL, THIS AMENDMENT WILL BECOME NULL AND VOID, AND ALL PREVIOUS REQUIREMENTS AND OBLIGATIONS WITH RESPECT TO THE TECHNOLOGY TRANSFER AGREEMENT DATED JUNE, 1996, BETWEEN ATS MEDICAL AND MANUEL VILLAFANA WILL RESUME IMMEDIATELY. /s/ M.D., M.A.V.